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Press Release

FOR MORE INFORMATION, CONTACT:
Theodore Stalick, SVP/CFO
(323) 937-1060
www.mercuryinsurance.com
For Release: September 15, 2021

Victor Joseph Named Executive Vice President & Chief Operating Officer of Mercury General Corporation

Solidifies Mercury’s vision for a strong and vibrant future and its commitment to innovation

LOS ANGELES, Calif. (September 15, 2021) – Mercury General Corporation (NYSE: MCY) announced today that Victor Joseph has been named to the newly created position of Executive Vice President & Chief Operating Officer (EVP & COO) effective January 1, 2022. Victor’s leadership responsibilities will expand beyond his current position of Vice President & Chief Underwriting Officer, which he has held since 2017, to include oversight of Advertising & Public Relations, Claims, Human Capital, Information Technology, Marketing and Product Management, in addition to Underwriting. Victor will report directly to Gabriel Tirador, President and Chief Executive Officer.

“This announcement defines and strengthens Mercury’s leadership structure and underscores our vision for the future of the Company,” said Tirador. “Victor has been a key member of Mercury’s leadership team for several years and during this time he has transformed the way Mercury underwrites risk. His commitment to creative problem solving and his deep-rooted passion for our customers, Mercury and the industry will help cement our Company’s position well into the future.”

In his role as Chief Underwriting Officer, Victor has been instrumental in updating and creating new protocols to measure risk. In Mercury’s homeowners line of business, Victor and his team developed new ways of defining risk in fire-prone areas – recognizing and assessing the value of homeowner and community efforts to safeguard property from natural disasters. While complex, these new metrics enable Mercury to better measure risk and provide enhanced coverage and service to its policyholders.

Victor has held several positions at the Company since 2009, but has been a part of the Mercury family his entire life. His father, George Joseph, founded Mercury in 1961 and recently celebrated his 100th birthday. The senior Mr. Joseph holds the title of Chairman of the Board.

Victor lives in Los Angeles with his wife and two children. He earned an MBA from the UCLA Anderson School of Management and a Bachelor of Arts in Economics from Harvard University.

About Mercury General Corporation

Mercury General Corporation and its subsidiaries are a multiple-line insurance organization predominately offering personal automobile, homeowners and business insurance through a network of independent agents in Arizona, California, Florida, Georgia, Illinois, Nevada, New Jersey, New York, Oklahoma, Texas and Virginia. Since 1962, Mercury has specialized in offering quality insurance at affordable prices. For more information, visit www.mercuryinsurance.com or Facebook and follow the Company on Twitter.

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